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                                                                 Exhibit (m)(44)

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                       OF

                               THE RBB FUND, INC.



                  WHEREAS, The RBB Fund, Inc. (the "Fund") intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

                  WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act with respect to shares of the Bear Stearns Municipal Money Common Stock, par value $.001 per share (the "Bear Stearns Class Municipal Money Shares") of its Bear Stearns Money Market Family and the Board of Directors has determined that there is a reasonable likelihood that adoption of this Plan of Distribution will benefit the Fund and its stockholders;

                  NOW, THEREFORE, the Fund hereby adopts, and the Fund's Distributor hereby agrees to the terms of, this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:

                  1. The Fund shall pay to its distributor (the "Distributor"), as the distributor of the Bear Stearns Class Municipal Money Shares, compensation for distribution of its shares at an annual rate not to exceed .75% of the average daily net assets of the Bear Stearns Class Municipal Money Shares. The amount of such compensation shall be agreed upon by the Board of Directors of the Fund and by the Distributor and shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors and the Distributor shall mutually agree.

                  2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Bear Stearns Class Municipal Money Shares. Such amount may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Bear Stearns Class Municipal Money Shares, including, but not limited to: compensation to and expenses of employees of the Distributor who engage in or support distribution of the Bear Stearns Class Municipal Money Shares, including overhead and telephone expenses; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and compensation to certain financial institutions ("Service Organizations") who sell Bear Stearns Class Municipal Money Shares. The Distributor may negotiate with any such Service Organizations the services to be provided by the Service Organization to shareholders in connection with the sale of Bear Stearns Class Municipal Money Shares ("Distribution Services"), and all or any portion of the compensation paid to the Distributor under paragraph 1


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of this Plan may be reallocated by the Distributor to Service Organizations who sell Bear Stearns Class Municipal Money Shares.

                  The compensation paid to Service Organizations with respect to Distribution Services will compensate Service Organizations to cover certain expenses primarily intended to result in the sale of Bear Stearns Class Municipal Money Shares, including, but not limited to: (a) costs of payments made to employees that engage in the sale of Bear Stearns Class Municipal Money Shares; (b) payments made to, and expenses of, persons who provide support services in connection with the sale of Bear Stearns Class Municipal Money Shares, including, but not limited to, office space and equipment, telephone facilities, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's transfer agent; (c) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) costs of printing and distributing prospectuses, statements of additional information and reports relating to the Bear Stearns Class Municipal Money Shares to prospective shareholders of the Bear Stearns Class Municipal Money Shares; (e) costs involved in preparing, printing and distributing sales literature pertaining to the Bear Stearns Class Municipal Money Shares; and (f) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Service Organization may, from time to time, deem advisable.

                  The compensation paid to Service Organizations with respect to Shareholder Services will compensate Service Organizations for personal service and/or the maintenance of shareholder accounts, including but not limited to (a) responding to inquiries of customers or clients of the Service Organization who beneficially own Bear Stearns Class Municipal Money Shares ("Customers"), (b) providing information on Customer investments and (c) providing other shareholder liaison services.

                  The compensation paid to Service Organizations with respect to Administrative Services will compensate Service Organizations for administrative and accounting services to their Customers, including, but not limited to: (a) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with the Fund's distributor or transfer agent; (b) providing Customers with a service that invests the assets of their accounts in the Bear Stearns Class Municipal Money Shares; (c) processing dividend payments from the Bear Stearns Class Municipal Money Shares on behalf of Customers; (d) providing information periodically to Customers showing their positions in the Bear Stearns Class Municipal Money Shares; (e) arranging for bank wires; (f) providing sub-accounting with respect to Bear Stearns Class Municipal Money Shares beneficially owned by Customers or the information to the Fund necessary for sub-accounting; (g) forwarding shareholder communications from the Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices related to the Bear Stearns Class Municipal Money Shares) to Customers, if required by law; and (h) providing other similar services to the extent permitted under applicable statutes, rules and regulations.

                  3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Fund and (b)


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those directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

                  4. This Plan shall continue in effect until August 16, 2001. Thereafter, this Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

                  5. The Distributor shall provide to the Board of Directors of the Fund and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made, including commissions, advertising, printing, interest, carrying charges and allocated overhead expenses.

                  6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding Bear Stearns Class Municipal Money Shares.

                  7. This Plan may not be amended to increase materially the amount of compensation provided for in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding Bear Stearns Class Municipal Money shares, and no material amendment to the Plan of any kind, including an amendment which would increase materially the amount of compensation, shall be made unless approved in the manner provided for in paragraph 3 hereof.

                  8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the then current Directors who are not interested persons (as defined in the Act) of the Fund.

                  9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Dated:  May 1, 2001

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